Exhibit 10.1

SD HOLDINGS LTD.

-and -

GBS Enterprises Incorporated

PURCHASE AGREEMENT

respecting

IntelliView Product line and Business

FewCiix Product Line and Business Receivables

from Synaptris Inc.and Kezava Inc. Payables to

GBS India.

TABLE OF CONTENTS

	INTERPRETATION	1
	1.1 Defined Tern1s	1
	1.2 Schedules	3
	1.3 Currency	3
	1.4 Payments	3
	1.5 Choice of Law and Attorney	4
	1.6 Interpretation Not Affected by Headings or Party Drafting	4
	1.7 Nun1ber and Gender	4
	1.8 Time of Essence	4
2	PURCHASE OF, SEPARATION OF AND REPURCHASE OF ASSETS	5
	2.1 Purchased Assets	5
	2.2 Excluded Assets	6
	2.3 Assumed Liabilities	6
	2.4 Retained Liabilities and Indemnity	6
3	PURCHASE AND REPURCHASE PRICE AND PAYMENT	7
	3.1 Purchase Price	7
	3.2 Payment of Purchase Price	7
	3.3 Prepaid Expenses and Adjustments	7
4	CONDITIONS PRECEDENT	7
5	REPRESENTATIONS AND WARRANTIES	8
	5.1 Representations and Warranties	8
	5.2 Disclaimer Respecting Seller's Representations and Wa1Tanties	10
	5.3 Representations and Warranties by the Purchaser	10
	5.4 Survival of Warranties by Purchaser	11
6	COVENANTS AND ADDITIONAL TERMS	11
	6.1 Confidential Information	11
	6.2 Interim Period	12
	6.3 Covenants by the Seller	13
	6.4 Announcements	13
	6.5 Survival of Covenants	14
7	CLOSING	14
	7.1 Closing Arrangements	14
8	GENERAL CONTRACT TERMS	14
	8.1 Further Assurances	14
	8.2 Remedies Cumulative	14
	8.3 Notices	14
	8.4 Expenses of Parties	15
	8.5 Assignment	15
	8.6 Successors and Assigns	15
	8.7 Entire Agreement	15
	8.8 Waiver	16
	8.9 Amendments	16
	8.10 Counterparts	16
	8.11 Fax and E-Mail Execution	16

PURCHASE AGREEMENT

Made as of the 6111 day of June 2012

Between

 GBS ENTERPRISES INC.

a corporation incorporated under the laws of Nevada, USA

(the "Purchaser")

OF THE FIRST PART

and

 SD Holdings Ltd,

a corporation incorporated under the laws of Mauritius

(the "Seller"),

OF THE SECOND PART

witnesses that,

WHEREAS:

The Seller restructures his operations; and therefore the Seller wishes to sell and the Purchaser to purchase the certain assets on or before the Closing Day, effective as of the "Effective Day", as described herein.

THEREFORE:

In consideration of the premises and the mutual agreements and covenants hereinn contained, the parties hereto hereby covenant and agree as follows:

1           INTERPRETATION

1.1	Defined Terms.

(a)          In this agreement and in the schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms and expressions will have the following meanings:

(1)	"Assumed Contracts" means the Customer Contracts, Other Contracts, the Licensed IP Agreements for the Business;

(2)	"Assumed Employees" means the employees of the Business;

(3)	"Assumed Liabilities" means the liabilities of the Purchaser which are to be assumed by the Seller pursuant to section 2.3 hereof;

(4)	"Business" means the business carried on by the SO Holdings division of the Purchaser which comprises the development, marketing, distribution and licensing of the IBM Lotus Notes/Domino business and any related consulting and training, in particular but not limited to the Intelli Print and FewClix product lines;

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(5)	"Business Restructuring"" means the separation of any data, documentation, website, domain, or any other related information to the FewClix products, the IntelliPrint product line, the related employees, receivables, the lease for the Synaptris Decision Ptv Ltd premises in Chennai, all related business and all related assets from the Business; .

(6)	"Business Day" means any day other than a day which is a Saturday, a Sunday or a public holiday in the City of New York, NY, USA;

(7)	"Business Records" means the books, records, files and documents relating to the operation of the Business and the ownership of the other assets transferred hereunder, including without limitation, sales and purchase records, lists of suppliers, credit information, cost and pricing information, business reports, plans and projections and all other correspondence, data and information, financial or otherwise, in any format and media whatsoever related thereto; but specifically excluding therefrom the corporate and financial records of the Purchaser and those records related to any assets not transferred hereunder.

(8)	"Closing" means the completion of the purchase, repurchase and sale transactions as provided by this agreement;

(9)	"Closing Day" means July 1, 2012, or such other date as the Seller and Purchaser, directly or by their legal counsel, agree in writing;

(10)	"Closing Time" means the time at which the parties through their legal counsel agree to attend to the Closing;

(II)	"Condition" of the Business means the condition of the assets, liabilities, operations, activities, earnings, prospects, affairs or financial position of the Business as of June 26, 2012;

(12)	"Conditions Precedent" means the Closing will not occur prior to the completion of the events described in Section 4 hereof;;

(13)	"Effective Day" means July 1st , 2012;

(14)	"Encumbrances" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(15)	"Interim Period" is the time from execution of this agreement until the Closing Time.

(16)	"Payment" means any wire transfers from the Purchaser, or from an affiliated party to the Purchaser, to the Seller, or to an affiliated party to the Seller;

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(17)	"Person" means and includes any i individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority. and any other form of entity or organization;

(18)	"Prepaid Expenses" means prepaid contracts and rights relating exclusively to the Business, including and not limited to rent and deposits for utilities, and employee advances.

(19)	"Purchase Price" means the amount payable by the Purchaser to the Seller for all of the Purchased Assets, as provided in Section 3. 1 hereof;

(20)	"Purchased Assets" means the IntelliPrint and FewCii x computer software application for Lotus Notes and any other computer software based on the lntelliPrint product, including all past and current versions and all versions in development, and including all source code, progran1 code and documentation in any format related thereto, and all patent rights, copyrights, and other proprietary rights therein. As well as all receivables to be paid by Synaptris Incorporated and Keezava Incorporated to the Seller.

(21)	"Warranty Claim" means a claim made by either the Seller or the Purchaser based on or with respect to the inaccuracy or nun-performance or non-fulfillment or breach of any representation or warranty made by the other party contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby; and

(22)	"Work-in-progress" means the work-in-progress of the Business.

(b)          Any reference herein to "the best of the knowledge" of the Purchaser will mean the actual knowledge of the Purchaser's representative, Ronald R. Durban, a director of the Purchaser, and the knowledge which he would have had if he had conducted a diligent inquiry into the relevant subject matter.

1.2	Schedules

The schedules which are attached to this agreement are incorporated into this agreement by reference and are deemed to be part hereof

1.3	Currency

Unless otherwise stated, all dollar amounts referred to in this agreement are in United States dollars.

1.4	Payments.

All payments shall be made by bank wire transfer in immediately available funds.

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1.5	Choice of Law and Attorney.

Each Party irrevocably y submits to the exclusive jurisdiction of (i) the state courts of the State of New York, NY, USA and (ii) the United States District Court for the District of Manhattan for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby. Each Party agrees to commence any action, suit or proceeding relating hereto only in either such court. Each Party irrevocably y and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the state court of the State of New York, NY, USA, or (B) the United States District Court for the District of Manhattan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such Party at its address set fo1th in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail ; provided that nothing in this Section 1 .5 shall affect the right of any Party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section 1.5 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 1.5. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

1.6	Interpretation Not Affected by Headings or Party Drafting

The division of this agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. The terms "this agreement" , " hereof ' , " herein" , "hereunder" and similar expressions refer to this agreement and the schedules hereto and not to any particular article, section, paragraph, subparagraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this agreement, and the parties here by agree that any rule of construction to the effect that any ambiguity i s to be resolved against the drafting party shall not be applicable in the interpretation of this agreement.

1.7	Number and Gender

In this agreement, unless there is something in the subject matter or context inconsistent therewith words in the singular number include the plural and words in the plural include the singular; and words importing the use of any gender shall include all genders; and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.8	Time of Essence

Time shall be of the essence hereof.

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2	PURCHASE OF, SEPARATION OF AND REPURCHASE OF ASSETS

2.1	Purchased Assets

On and subject to the terms contained herein, the Purchaser hereby agrees to sell and the Seller hereby agrees to purchase from the Purchaser, the Purchased Assets of the Business as a going concern, at the "Effective Day" comprising the followingng:

(1)	all assets of SD Holdings IntelliPRINT and FewClix businesses, including all liabilities, all IP rights to products, if owned by SD Holdings or any subsidiary, comprising but not limited to all copyright and all associated all related code, specifications, documentation, revisions, enhancements and modifications thereto, in whatever form and media;

(2)	all of the trademarks regarding these businesses owned by SD Holdings or its subsidiaries;

(3)	the benefit of Customer Contracts, subject to assumption of the obligation of performance thereunder by the Seller;

(4)	the benefit of the Other Contracts, subject to assumption of the obligation of performance thereunder by the Seller;

(5)	the benefit of Licensed IP Agreements, subject to assumption of the obligation of performance thereunder by the Seller;

(6)	the Work-in-progress;

(7)	all inventory of consumable supplies of the Business as of the Closing Time;

(8)	the benefit of the Prepaid Expenses;

(9)	the Equipment;

(10)	the Business Records;

(11)	all marketing and advertising materials relating to the Business, in any format and media whatsoever, and the right, title and interest of the Purchaser in the content thereof;

(12)	the telephone numbers of the Business

(13)	the internet domain names related to the business; and all web sites utilizing such domain names, including the right of the Seller in all programs and source code utilized therein, subject to all licenses of content therein.

(14)	The receivables from royalty fees to the IntelliVIEW and NXT product lines to be paid by Keezava, Inc. in the amount of $348,000 as described in Exhibit A.

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(15)	The receivables from Earn Out to be paid by Synaptris, Inc. in the amount of $700,000 as described in Exhibit B.

2.2	Excluded Assets

Specifically excluded from the Purchased Assets are:

(I)	All others

2.3	Assumed Liabilities

(a)          The Purchaser shall assume and will pay, perform, discharge and satisfy the following liabilities of the Purchaser relating to the Business (the " Assumed Liabilities"):

(1)         all liabilities and obligations of the Seller accruing on and after the Closing Date for future performance under the Assumed Contracts;

(2)	commissions due to the employees of the Business in the normal course with respect to orders received and not invoiced by the Closing Date, and commissions due to the employees for invoices for maintenance invoiced prior to closing with a maintenance term beginning on or after October I , 20 II ; and

(3)	any other liability or obligation provided elsewhere in lhis agreement to be assumed or performed by the Seller.

(4)	The payables to GBS India Ptv. Ltd. in the amount of $772,794.00

(b)          Without expanding on the specificity of the foregoing, Assumed Liabilities shall not include:

(I)	any liabilities in respect of all indebtedness of the Purchaser to all persons except as otherwise specifically y provided in this agreement;

(2)	any liability claims relating to any product or service of the Business produced, sold, performed or delivered prior to the Closing Date;

(3)	any liabilities for all taxes, duties, levies, assessments and other such charges, including any penalties, interests and fines with respect thereto, payable by the Purchaser to any federal, provincial, municipal or other government or governmental agency, authority, board, bureau or commission; domestic or foreign;

(4)	liabilities for employment compensation and reimbursement of expenses as provided by subsection 7.5;

2.4	Retained Liabilities and Indemnity

The Purchaser will not assume and will not be liable for, and the Seller will indemnify the Purchaser from and against, all obligations, commitments and liabilities of and claims against the Purchaser (whether absolute, accrued or contingent) relating to the Business prior to the Closing Date, except for the Assumed Liabilities.

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3            PURCHASE AND REPURCHASE PRICE AND PAYMENT

3.1	Purchase Price

The Purchase Price payable by the Purchaser to the Seller for the Purchased Assets is s1,877,232.48.

3.2	Payment of Purchase Price

(a)         On Closing, Purchaser shall pay to Seller a total amount of $1,877,232.48.

(b)        Purchaser has the right to substitute any po11ion of the payment for the Purchase Price in cash by transfer of receivables from selling, reselling or licensing of the Purchased Assets, provided however that this substitute payments exclude any rights or licenses to the Separated Assets; and Seller has the obligation to accept such substitute as payment.

3.3	Prepaid Expenses and Adjustments

Prepaid Expenses, employee costs, and all other matters provided in this agreement to be paid by the Purchaser or Seller, which are assumed or retained by the other, shall be adjusted and allowed between the Purchaser and Seller as of the Date of Closing, that day to be allocated to the Seller. Any additional adjustments as are determined within ninety (90) days of closing shall be readjusted after such period and paid by the benefiting party to the other party forthwith.

4           CONDITIONS PRECEDENT

The Purchaser acknowledges that the Seller's main interest is the restructuring of its Indian operations to simplify the corporate structure and offering it utilizes to carry on business in India, and such restructuring will require the fulfillment all of the Conditions Precedent to the Closing of this Agreement as described in this section 4 herein, if not waived by the Seller in writing. Consequently, the parties agree:

(1)          Notwithstanding anything herein contained, the obligation of the Seller and the Purchaser to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Closing Time:

(i)	The formation of GBS India Private Limited is completed and the final transfer of all shares of GBS India Ptv Ltd will be at Closing.
(ii)	All assets to the IntelliPrint or FewClix business/product lines are repurchased by the Seller or by an affi liate to the Seller, or will be at Closing.
(iii)	All employees for the lntelliPrint and FewClix product lines, as well as for all G BS related QA activities are transferred to GBS India Ptv Ltd.
(iv)	All employees for the Transformer business line and the GroupLive business line are transferred to GBS India Ptv. Ltd.

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(v)	The management of GBS India is in place and contracted for a period of 24 months;
(vi)	Purchaser has full ownership of GBS India Ptv. Ltd.

(2)        All transfer documents regarding the Seller or its affiliates are completed and executed on the Closing Day. All outstanding payments between the Parties, except for the fees and expenses for the restructuring service, will be paid or balanced at the Closing.

(3)        The Purchasers expenses as described in section 11.4 are approved and accepted by the Seller.

5             REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties

The Seller represents and warrants to the Purchaser as hereafter set forth, and acknowledges that the Seller is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Assets and the Repurchase of the Separated Assets completion of the other transactions hereunder:

(a)        Status. The Seller is a corporation duly incorporated and validly y subsisting in all respects under the laws of its jurisdiction of incorporation. The Seller has all necessary corporate power to own its properties and to carry on its business as it is now being conducted.

(b)        Corporate Authority and Binding Obligation. The Seller has good right, full corporate power and absolute authority to enter into this agreement and to sell, assign and transfer the Purchased Assets to the Seller in the manner contemplated herein and to perform all of the Seller's obligations under this agreement. The Seller and its board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of, this agreement and the sale and transfer of the Purchased Assets by the Seller to the Seller. This agreement is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms subject to (i ) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally, and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

(c)        No Other Purchase Agreements. No person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement, option or commitment, for the purchase or other acquisition from the Seller of any of the Purchased Assets, or any rights or interest therein, other than in the ordinary course of the Business.

(d)        Contractual and Regulatory Approvals. Except as specified in Schedule 7 attached hereto, the Seller is not under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Seller in connection with the execution, delivery or performance by the Seller of this agreement or the completion of any of the transactions contemplated herein.

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(e)        Compliance with Constraining Documents, Agreements and Laws. The execution, delivery and performance of this agreement and each of the other agreements contemplated or referred to herein by the Seller, and the completion of the transactions contemplated hereby, will not constitute or result in a violation, breach or default, or cause the acceleration of any obligations which are included in the Assumed Liabilities, under:

(1)	any term or provision of any of the articles, by-laws or other constraining documents of the Seller; or
(2)	subject to obtaining the contractual consents referred to in Schedule 7 hereof, the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Seller is a party or by which it is bound including, without limitation, any of the Assumed Contracts.

(a)           Title to Assets. Except as set forth on Schedule 8, the Seller is contracted to sell, or is en titled to, or is the owner of and has good and marketable title to all of the Purchased Assets, free of encumbrances, and no other person owns any assets which are being used in the Business; except such title in the case of leases and licenses being limited to the rights of lessee and licensee.

(b)           Customer Contracts and Other Contracts. To the best of the Seller's knowledge, the Seller is not in default or breach of any of its obligations under any one or more of the Customer Contracts or Other Contracts, and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach. To the best of the Seller's knowledge, all such Customer Contracts and Other Contracts are now in good standing and i n full force and effect without amendment thereto, the Seller is entitled to all benefits thereunder and the other parties to such Customer Contracts and Other Contracts are not in default or breach of any of their obligations thereunder. To the best of the Seller's knowledge, all agreements with customers of the Business are contained in the customer files to be delivered to the Seller on closing and there are no other agreements, contracts, commitments or waivers related thereto.

(c)           Disclosure. No representation or warranty contained in this section 6.1 , and no statement contained in any schedule, certificate, list, summary or other disclosure document provided or to be provided to the Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or to the knowledge of the Seller omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

(d)           Conduct of Business. As of the Time of Closing, during the Interim Period, except as contemplated by this agreement or with the prior written consent of the Seller:

(1)	Seller shall have operated the Business only in the ordinary course thereof, consistent with past practices;

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(2)	Seller shall have promptly advised the Seller of any facts that have come to Seller's attention which would cause any of the Seller's representations and warranties herein contained to be untrue in any material respect;
(3)	Seller shall have carried out its obligations under section 7.2

(e)           Employees. There is no pension, benefit, profit sharing or other similar plan respecting the Assumed Employees that will be binding or the Seller. There is no collective bargaining agreement, either directly or by operation of law, with any trade union or association which might qualify as a trade union.

5.2	Disclaimer Respecting Seller's Representations and Warranties

The Seller acknowledges that it is purchasing the Purchased Assets pursuant to this agreement on an "as is, where is" basis and, except for the representations and warranties set out herein, the Seller does not make, nor is it liable for, any representation, warranty or condition of any kind whatsoever, express or implied, or legal, equitable, conventional, collateral or otherwise, including, without limitation, any warranties or conditions or merchantability or fitness for a particular purpose. The Seller acknowledges that is familiar with the Business and has had the opportunity to conduct a full investigation of the Business. In purchasing the Purchased Assets and assuming the Assumed Liabilities pursuant to this agreement, the Seller acknowledges that it is relying entirely on its own knowledge, investigations and judgment. In conducting its investigation of the Business, the Purchased Assets and the Assumed Liabilities, and in considering the various factors relevant to such assets, rights and obligations, the Seller has not relied on the judgment or any representations or warranties of the Seller or those of its agents, employees, officers, di rectors, affiliates, advisors or other representatives, other than as set out in section 6.1 of this agreement.

5.3	Representations and Warranties by the Purchaser

The Purchaser represents and warrants to the Seller as follows, and acknowledges that the Seller is relying upon the accuracy of each of such representations and warranties in connection with the sale of the Purchased Assets and the completion of the other transactions hereunder:

(a)           Status. The Purchaser is a corporation duly incorporated and validly subsisting i n all respects under the laws of its jurisdiction of incorporation.

(b)           Corporate Authority and Binding Obligation. The Purchaser has good right, full corporate power and absolute authority to enter into this agreement and to purchase the Purchased Assets from the Purchaser in the manner contemplated herein and to perform all of the Purchaser's obligations under this agreement. Upon waiver or f fulfillment of the condition set forth in subsection 8.1(g) the Purchaser and its shareholders and board of directors shall have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and perfom1ance of, this agreement and the purchase of the Purchased Assets by the Purchaser from the Purchaser. This agreement is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

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(c)           Contractual and Regulatory Approvals. Subject only to and upon waiver or fulfillment of the condition set forth in subsection 8.l(e), the Purchaser is not under any obligation, contractual or otherwise to request or obtain the consent of any person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, provincial, mw1icipal or local government or governmental agency, board, commission or authority are required to be obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this agreement or the completion of any of the transactions contemplated herein.

(d)           Compliance with Constraining Documents, Agreements and Laws. The execution, delivery and performance of this agreement and each of the other agreements contemplated or referred to herein by the Purchaser, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under:

(I)	any term or provision of any of the a1ticles, by-laws or other constraining documents of the Purchaser; or
(2)	the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Purchaser is a pa1ty or by which it is bound.

5.4	Survival of Warranties by Purchaser

The representations and warranties made by the Purchaser and contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby will survive the closing of the purchase and sale of the Purchased Assets provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Purchaser or any other person or any knowledge of the Purchaser or any other person, shall continue in full force and effect for the benefit of the Purchaser, provided that no warranty claim may be made or brought by the Purchaser after the date which is 12 months following the Closing Date.

6          COVENANTS AND ADDITIONAL TERMS

6.1	Confidential Information

(a)           Until the Closing Parties shall to keep in strict confidence and not use for any purpose other than completing the transactions provided by this agreement any information supplied by or learned from Parties, and their respective advisors and agents, related to Parties or to the Business, including and not limited to the assets, liabilities, customers, employees, plans, products, techniques and finances of Parties. Excluded i s any information in the public domain other than by breach of this or any other confidentiality agreement or obligation of any person

(b)           Parties may disclose such information as is relevant to lenders and equity partners to obtain necessary debt and equity financing, each of whom shall receive such information in confidence on and subject to the terms hereof. At the request of Parties, Parties will supply Parties with a list of all such persons and organizations with contact details and a brief summary of the information supplied.

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(c)           The obligation of the Parties to keep confidential and not use any information does not apply to information which:

(i)	becomes generally available to the public other than as a result of a disclosure by the Parties or its representatives in violation of this agreement or any other confidentiality agreement or obligation of any person;
(ii)	was available to the Parties on a non-confidential basis before its disclosure by the Parties;
(iii)	becomes available to the Parties on a non-confidential basis from a source other than the Parties if such source is not bound by a confidentialityy agreement with the Parties

(d)          This confidentiality obligation:

(i)	shall continue following termination of this agreement in accordance with its terms;
(ii)	shall cease respecting the Business only as of the closing, and shall otherwise continue with respect to any matter other than the Business, such as other matters respecting Parties; and
(iii)	is in addition to and not in substitution for any other agreements respecting confidentiality.

6.2	Interim Period

Except as contemplated by this agreement or with the prior written consent of the Seller, during the Interim Period the Purchaser will:

(a)            operate the Business only y in the ordinary course thereof, consistent with past practices;

(b)           take all commercially reasonable actions within their control to ensure that the representations and warranties in section 6.1 hereof remain true ru1d correct at the time of Closing;

(c)            promptly advise the Seller of any facts that come to its attention which would cause any of the Purchaser's representations and warranties herein contained to be untrue in any respect;

(d)            take all action to preserve the Purchased Assets and the Business and its goodwill and relationships with customers, suppliers and others having dealings with the Business, to keep available the services of all employees of the Business and to maintain in full force and effect all agreements relating to the Business to which the Purchaser is a surety, and take all other action reasonably requested by the Seller in order that the condition of the Business will not be impaired during the Interim Period; condition of the Business during the Interim Period;

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(e)          promptly advise the Seller in wntmg of any material adverse change m the condition of the Business during the Interim Period;

(f)           maintain all of the tangible properties and assets of the Business in the same condition as they now exist, ordinary wear and tear excepted;

(g)           maintain the Business Records in the ordinary course and record all transactions on a basis consistent with past practice;

(h)           not create, incur or assume any encumbrance upon any of the Purchased Assets;

(i)           not dispose of any of the Purchase Assets properties or assets of the Business except in the ordinary course of the Business;

(j)            not terminate or waive any right of substantial value of the Business;

(k)           maintain the inventories of the Business in accordance with past practice;

(I)           keep in full l force al l of the current insurance policies of the Business;

(m)           take all actions within its control to ensure performance all of Purchaser's obligations falling due during the Interim Period under all agreements relating to the Business to which the Purchaser is a party or by which it is bound;

(n)           not enter into any agreement relating to the Business other than agreements made in the ordinary course of the Business consistent with past practice;

(o)           not increase, in any manner, the compensation or employee benefits of any of the employees of the Business, or pay or agree to pay to any of them any pension, severance or termination amount or other employee benefit not required by any of the employee benefit plans and programs referred to in the schedules attached hereto.

(p)           And will separated the assets as described in section 2.5, restructure the SD Holdings operations and prepare the transfer of the separated assets to GBS India upon Closing.

6.3	Covenants by the Seller

The Seller covenants to the Purchaser that it wil l do or cause to be done the following:

(a)           Fulfillment of Conditions Precedent.

6.4	Announcements

No announcement with respect to this agreement will be made by any party hereto without the prior approval of the other party and the existence and the terms of this agreement will be kept confidential. The wording and timing of all press releases and employee announcements will be mutually agreed upon. The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely announcement.

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6.5	Survival of Covenants

The covenants of the Seller and Purchaser herein will survive the Closing and shall continue in full force and effect for the benefit of the other.

7        CLOSING

7.1	Closing Arrangements

The transactions contemplated herein shall be closed at the Closing Time at the offices of the Seller on or no later than five days after the fulfillment of all Conditions Precedent.

8          GENERAL CONTRACT TERMS

8.1	Further Assurances

Each of the Purchaser and the Seller hereby covenants and agrees that at any time and from time to time after the Closing Date it will, upon the request of the others, do, execute, acknowled ge and deliver or cause to be done, executed, acknowledged and deli vered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the tem1s of this agreement.

8.2	Remedies Cumulative

The rights and remedies of the parties under thi s agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

8.3	Notices

(a)      Any notice, designation, commW1ication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(1)	delivered personally to an officer or director of such party;
(2)	delivered in a sealed envelope addressed to the party at the notice address as provided below;
(3)	sent by fax to the party to the attention of party addressed below, provided proof of receipt of transmission is obtained.

(b)	Notices shall be sent to the following addresses or telecopy numbers:

In the case of the Seller:

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GBS Enterprises Incorporated

USA

Attention: Joerg Ott

Fax:        +I (404) 474 7256

In the case of the Purchaser:

SO Holdings Ltd.

Attention: Suzann X7B{

With a copy to:

Lotus Holding Ltd.

Don House

30-31 Main Street

Gibraltar

Attent ion:  Ronald R. Durban

or to such other address or fax number as a party may change by notice.

8.4	Expenses of Parties

Purchaser shall bear all expenses incurred in connection with this.

8.5	Assignment

Save as provided herein the rights of the Seller hereunder shall not be assignable without the written consent of the Purchaser.

8.6	Successors and Assigns

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, an y rights, remedies, obligations or liabilities under or by reason of this agreement.

8.7	Entire Agreement

This agreement and the schedules referred to herein together with all certificates, transfers, documents, agreements and instruments delivered concurrently with this agreement constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this agreement or in the schedules, certificates, transfers, docw11ents agreement and instruments delivered concurrently with this agreement. The parties hereto further acknowledge and agree that, in entering into this agreement and in delivering such schedules, certificates, transfers, documents, agreements and instruments, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically setforth in this agreement or in such schedules, certificates, transfers, documents, agreements or instruments.

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8.8	Waiver

Any party hereto which is entitled to the benefits of this agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Time; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such party.

8.9	Amendments

No modification or amendment to this agreement may be made unless agreed to by the parties hereto in writing by their authorized officers.

8.10	Counterparts

This agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one instrument.

8.11	Fax and E-Mail Execution

This agreement and any document executed in furtherance of it up to the Time of Closing may be executed and delivered by fax transmission provided a printed proof of transmission receipt is obtained; or by scanned signature as a pdf file, which may be delivered by e-mail to the customary e-mail address of the recipient provided no notice of non-delivery is transmitted back. Each party so delivering a document shall provide an originally signed copy upon request forthwith thereafter.

(Signatures on next page)

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(Signature page of Purchase Agreement between SD Holdings Ltd. as Purchaser and GBSEnterprises Incorporated as Seller)

In witness whereof, the parties hereto have duly executed and delivered this agreement under hand of their duly authorized officers as of the day and year first written above.

SD Holdings Ltd.

Per:	/s/ Joerg Ott
Name: Joerg Ott
Title: Director

GBS Enterprises Incorporated

Per:	/s/ Joerg Ott
Name: Joerg Ott
Title: CEO